Filed Pursuant to Rule 424(b)(3)
Registration No. 333-141742
Supplement No. 1
(To Prospectus dated March 30, 2007)
35,615,400 Shares
Common Stock
     This prospectus supplement updates and amends certain information contained in the prospectus dated March 30, 2007 covering sale by selling stockholders of up to 35,615,400 shares of the common stock of Mariner Energy, Inc. This prospectus supplement is incorporated by reference into, and should be read in conjunction with, the prospectus. This supplement is not complete without, and may not be utilized except in connection with, the prospectus, including any amendments or supplements thereto.
     Investing in our common stock involves risks. You should read and consider the section entitled “Risk Factors” beginning on page 19 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2006, which is incorporated by reference into the prospectus, as well as the other information contained or incorporated by reference in the prospectus before investing in our common stock.
     Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus supplement or the prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is August 24, 2007.

SELLING STOCKHOLDERS
     The information in the table appearing under the caption “Selling Stockholders” in the prospectus dated March 30, 2007 is modified with respect to the number of shares of the Company’s common stock that may be offered from time to time under the prospectus by the selling stockholders listed below based upon information furnished to us by such selling stockholders:

		Percentage of
	Number of Shares of	Common
	Common Stock That	Stock
Selling Stockholder	May Be Sold	Outstanding
Highbridge Event Driven/Relative Value Fund, L.P.(1)	61,147	*
Highbridge Event Driven/Relative Value Fund, Ltd(1)	450,991	*
Highbridge International LLC(1)	943,433	*

*	Less than 1%.

(1)	Broker-dealer or an affiliate of a broker-dealer.

2